EXHIBIT 23.4
CONSENT OF COUNSEL
We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption “Tax Consequences” in the Prospectus related to this Registration Statement on Form S-8 filed by ORBCOMM Inc. in respect of the ORBCOMM Inc. 2006 Long-Term Incentives Plan.
/s/ CHADBOURNE & PARKE LLP
30 Rockefeller Plaza
New York, New York 10112
June 15, 2011